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RAYONIER                                                            News Release

FOR IMMEDIATE RELEASE                    For further information
                                         Media Contact:         Martin H. Arnold
                                                                203-964-4621
                                         Investor Contact:      John A. Doumlele
                                                                203-964-4486

                   RAYONIER TO RELOCATE CORPORATE HEADQUARTERS

         STAMFORD, CT, August 23, 1999 -- Rayonier announced today it will relocate its corporate headquarters from Stamford, CT to either Jacksonville, FL or Savannah, GA, as of January 2000 and will downsize its corporate staff by about 25 percent.

         The company said it would achieve administrative and operational synergies and cost savings by moving to the Southeast U.S. where it has a significant majority of its employees and assets. Rayonier has 85 employees in Stamford.

         "There are numerous economic, organizational and strategic advantages to being located near our asset base in the Southeast U.S.," said Lee Nutter, Chairman, President and CEO. "This will enable us to be more responsive to changing business conditions, improve the company's market positions, and strengthen financial performance."

         The company said the location of its new headquarters would depend, in part, on economic incentives available in the two cities. Rayonier has been headquartered in Stamford since 1979. Prior to that it was in New York City for 35 years.

         Both Jacksonville and Savannah are near the company's two pulp mills, three lumber mills, 846,000 acres of timberlands in the Southeast, and the 980,000 acres it will purchase from Smurfit-Stone Container Corp., a transaction expected to close early in the fourth quarter. The company said that it had been planning to relocate prior to the Smurfit acquisition but the transaction made the logic of the move even more apparent. Rayonier also has timberlands and operations in New Zealand and the Northwest U.S.

         Following the completion of the Smurfit acquisition, Rayonier will have more than 80 percent of its 2,300 employees and approximately 75 percent of its $2.3 billion in assets in the Southeast U.S.




          Rayonier Inc. - 1177 Summer Street - Stamford, CT 06905-5529
                 Telephone (203) 348-7000 - Fax (203) 964-4528
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         Rayonier said that it expects the relocation will result in one-time after-tax costs of $6.3 million, of which approximately $2.4 million, or 9 cents per share, will be booked in the fourth quarter. Despite the charge, the company said that improving market conditions should allow it to meet current First Call fourth-quarter consensus estimates, as adjusted for the Smurfit timberland acquisition.

         Rayonier was founded in 1926 in Washington state and is a global supplier of timber, specialty pulps, and wood products with sales of $1 billion to customers in 60 countries. It currently owns or manages 1.5 million acres of timberlands in the U.S. and New Zealand. Upon the close of the Smurfit-Stone timberlands' acquisition Rayonier will have a total of 2.5 million acres worldwide and be the seventh largest private timber owner in the U.S.

         Comments about anticipated costs, earnings and market trends are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Changes in the following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: fluctuations in demand for the Company's products; actual costs of relocation varying significantly from cost estimates; failure of one or more conditions to closing the acquisition of the Smurfit-Stone timberlands to be satisfied; and other factors listed in the Company's Form 10-Q for the second quarter of 1999 as filed with the Securities and Exchange Commission.

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